Exhibit 99.1

Spirit Media Relations 954.364.0231 Media_Relations@spirit.com

Spirit Airlines Announces Closing of Private Offering by Loyalty and Brand Subsidiaries

MIRAMAR, Fla., Sept. 17, 2020 – Spirit Airlines, Inc. (NYSE: SAVE) today announced the closing of a private offering of $850 million in principal amount of 8.00% senior secured notes due 2025 offered by two newly-formed Spirit subsidiaries. The notes are guaranteed by Spirit and secured by Spirit’s customer loyalty programs and brand intellectual property.

“We’ve spent the past six months confronting the COVID-19 crisis head on and taking major steps to ensure our financial viability. We owe that to our valued Team Members, Guests and investors,” Spirit President and CEO Ted Christie said. “Our low fares and top-class reliability present a great value to consumers as travel demand builds and the economy recovers. We’ll be at the forefront of that recovery.”

Spirit also announced it no longer intends to participate in the U.S. Treasury’s secured loan program under the CARES Act, given the successful completion of the company’s secured note offering.

“Our national leaders did a tremendous job developing innovative and effective programs to support the aviation industry, which is critical to the US economy. We’re grateful to all the professionals at Treasury, DOT and their advisers,” Christie said. “Ultimately, as a responsible company, we’re all about self-help and we decided it was our duty to avoid burdening the US taxpayer if we had access to viable alternatives in the private market.”

Spirit also announced the completion of its “at-the-market” (ATM) offering of 9 million shares of its common stock, which raised approximately $156 million in net proceeds.

“So many of our Team Members have been working behind the scenes to shore up Spirit’s financial position and secure the future for our Guests and Team Members,” Spirit CFO Scott Haralson said. “Completing these notes and ATM offerings gives us one of the strongest and most liquid balance sheets in our industry.”

This press release is neither an offer to sell nor the solicitation of an offer to buy the notes or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful. The notes are being offered only to qualified institutional buyers in an offering exempt from registration in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States in reliance on Regulation S under the Securities Act. The notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements of the Securities Act or any applicable state securities laws.

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About Spirit Airlines:

Spirit Airlines (NYSE: SAVE) is committed to delivering the best value in the sky. We are the leader in providing customizable travel options starting with an unbundled fare. This allows our Guests to pay only for the options they choose — like bags, seat assignments and refreshments — something we call À La Smarte. We make it possible for our Guests to venture further and discover more than ever before. Our Fit Fleet® is one of the youngest and most fuel-efficient in the U.S. We serve destinations throughout the U.S., Latin America and the Caribbean, and are dedicated to giving back and improving those communities. Come save with us at spirit.com. At Spirit Airlines, we go. We go for you.

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